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                                                                  Exhibit (i)(1)

January 27, 2003




Board of Trustees
Nicholas-Applegate Institutional Funds
600 West Broadway, 30th Floor

San Diego, CA  92101


     RE: Nicholas-Applegate Institutional Funds (the "Trust")
        (File Nos. 811-07384 and 333-71469)
         Post-Effective Amendment No. 14 and Amendment No. 32 to the Registration Statement on Form N-1A

Ladies and Gentlemen,

     I have acted as Fund counsel to Nicholas-Applegate Institutional Funds, a Delaware business trust (the "Trust"), in connection with the filing of Post-Effective Amendment No. 14 and Amendment No. 32 to the Registration Statement of the Trust (the "Amendment").

     I have examined the Amendment as furnished to me by the Trust and such other documents and records as I have deemed necessary for the purposes of this opinion. Based upon this examination, I am of the opinion and hereby represent in accordance with Rule 485(b), that the Amendment does not contain disclosures that would render it ineligible to become effective pursuant to Rule 485(b).

     I hereby consent to the filing of this opinion of counsel as an exhibit to the Trust's Registration Statement.

                                    Very truly yours,

                                            /s/

                                    Charles H. Field, Jr.
                                    Deputy General Counsel
                                    Nicholas-Applegate Capital Management, LLC